CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 20, 2015, relating to the financial statements and financial highlights which appear in the December 31, 2014 Annual Reports to Shareholders of RS Small Cap Growth Equity VIP Series, RS Large Cap Alpha VIP Series, RS International VIP Series, RS Emerging Markets VIP Series, RS S&P 500 Index VIP Series, RS Low Duration Bond VIP Series, RS Investment Quality Bond VIP Series and RS High Yield VIP Series (each a portfolio of the RS Variable Products Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings”, “Additional Information”, and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP San Francisco, California April 27, 2015